EXHIBIT 99.1

WIRELESS FACILITIES REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

San Diego, CA, February 17, 2005 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the fourth quarter and full year of fiscal 2004.  Revenues for the fourth quarter of fiscal 2004 increased 27% to $101.4 million from $79.9 million in the fourth quarter of fiscal 2003.  Net income for the fourth quarter of 2004 was $11.3 million or $.15 per share (diluted) compared to net income of $2.6 million or $.03 per share (diluted) in the fourth quarter of fiscal 2003.  Net income in the fourth quarter and full year of 2004 includes a positive tax benefit resulting from reductions in the Company’s tax valuation accounts.  Excluding this benefit, the Company’s adjusted net income was $5.8 million, or $.08 per share in the fourth quarter of 2004.

For full year 2004, revenues increased 55% to $397.0 million from $255.9 million in fiscal year 2003.  On a GAAP basis, net income from continuing operations for fiscal 2004 was $6.4 million or $.08 per share (diluted) and net income including discontinued operations was $4.0 million or $.05 per share compared to $9.5 million or $.13 per share (diluted) in full year 2003. Adjusted net income from continuing operations was $25.5 million or $.34 (diluted) per share.  Adjusted net income excludes an investment asset impairment charge of $3.1 million and charges of $23.7 million primarily related to contractual obligations entered into by the Company in 2003 and excludes the tax benefits discussed above.

Increased revenues in the fourth quarter of 2004 were primarily the result of increases in activity with Vodafone and O2 in the Company’s European carrier division, increases in activity in the domestic carrier division with Cingular, Verizon Wireless, Western Wireless and Triton PCS, and significant increases in wireless related voice, data, and security network deployments in the enterprise division.  In addition, the acquisition that created the Government Network Services division in the first quarter of 2004 also contributed to fourth quarter year over year revenue growth.

“In the fourth quarter as it was throughout 2004, our business continued to be driven by solid growth across each of our three vertical markets – carriers, enterprise, and government.  In our largest division, Wireless Network Services, which is our carrier division, key drivers for our business continued to be network usage growth, technology upgrades, and the continuing trend on the part of the carriers to outsource more of their design, deployment, and optimization activities.  We are fortunate that we have been able to balance our business so that domestically and internationally our carrier business continues to be driven not only by services such as design and deployment which are tied to the carriers’ radio network budgets, but also by operational outsourcing needs such as network maintenance and optimization which are generally funded from operating budgets.” commented Eric M. DeMarco, President and CEO of WFI.

“In 2005, we expect revenues of $490 to $510 million — within the range previously provided last November.  We believe industry dynamics in each of our vertical markets will remain favorable which should allow us to grow revenue by approximately 25% over 2004.  In our Wireless Network Services division, significant opportunities for us include technology upgrades by the major carriers both domestically and internationally, network integration activities related to the AT&T/Cingular merger, spectrum clearing and frequency realignment activities related to the Federal Communication Commission’s recent action on the reallocation of licenses in the 800 megahertz frequencies, deeper penetration into some of the major U.S. carriers with whom we have only recently begun to win a significant amount of work, and diversification into additional Latin American and European markets by leveraging off our existing customer base.  In the enterprise market, we believe our business will be driven in large part by customers continuing to understand and appreciate the benefits of intelligent, converged in-building wireless networks and in the government market, technology upgrades as a result of increased homeland security and military transformation efforts should continue to fuel demand for our services.”

“In the first quarter of 2005, we expect modest year over year revenue growth.  However, we expect revenues to ramp significantly in the second quarter and throughout the balance of the year as many of our fourth quarter and first quarter project wins including the recently announced $15 and $17 million contracts with national wireless carriers begin to ramp.  With the increase in revenue we are expecting, our plan is to leverage our sales, general, and administrative expenses in order to significantly improve our operating margins throughout the balance of the year,” DeMarco concluded.

The following is the Company’s outlook for fiscal year 2005.  The financial outlook represents management’s expectations about the Company’s future financial performance based on information currently available.  Since the Company’s tax rate is expected to change from approximately 19% in 2004 to approximately 38% in 2005, the following table provides a pro forma year over year comparison as if 2004 had been fully taxed:

FY 2005 Financial Outlook

	Q1 05	Q1 04 Fully Taxed

Revenue	$ 106 – 110 million	$ 97 million

EPS (diluted)	~ $.07	$ .06

Effective Tax Rate	38%	38%

Diluted Shares	76 million	76.9 million

	Full Year 05	FY 04 *Adjusted EPS Fully Taxed

Revenue	$ 490 - $510	$ 397 million

EPS (diluted)	$ .37 - $.41	$ .26

Effective Tax Rate	38%	38%

Diluted Shares	78 million	76 million

*Adjusted to exclude the impact of charge for contractual obligations, earn-out consideration, restatement fees, asset impairments and discontinued operations and a positive tax benefit resulting from the reduction of tax valuation allowance accounts.

WFI will hold a conference call to discuss fourth quarter results today at 1:30 p.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 4:30 p.m. Pacific Time on February 17 through 4:30 p.m. Pacific Time on March 3 by dialing (800) 633-8284 (Code # 21229496).

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the Company’s ability to diversify into additional Latin American and European markets; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company’s internal controls identified by the Company’s independent auditors; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K/A filed on September 20, 2004 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including “adjusted EPS” and “adjusted net income” are considered non-GAAP financial measures.  The Company believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues	$101.4	$79.9	$397.0	$255.9

Cost of revenues	76.4	60.9	303.2	186.6
Cost of revenues related to contractual issues	—		9.8
Total cost of revenues	76.4	60.9	313.0	186.6
Gross profit	25.0	19.0	84.0	69.3

Selling, general and administrative expenses	17.0	14.0	58.8	52.5
Contingent acquisition consideration and restatement fees	—	—	13.9	—
Provision for/(reversal of) doubtful accounts	(0.1)	0.6	(0.7)	0.6
Depreciation and amortization	1.3	2.2	4.9	7.5
Asset impairment and other charges, net	—	0.1	—	0.1
Operating income	6.8	2.1	7.1	8.6
Other income (expense), net	0.3	0.2	(2.4)	1.3
Income from continuing operations before income taxes	7.1	2.3	4.7	9.9
Benefit for income taxes	(4.0)	(0.3)	(1.7)	(0.3)
Income from continuing operations	11.1	2.6	6.4	10.2
Income (loss) from discontinued operations, net of taxes	0.2	—	(2.4)	(0.7)
Net income	$11.3	$2.6	$4.0	$9.5

Basic earnings (loss) per common share:
Income from continuing operations	$0.16	$0.04	$0.09	$0.19
Income (loss) from discontinued operations, net of taxes	—	—	(0.03)	(0.01)
Net income	$0.16	$0.04	$0.06	$0.18

Diluted earnings (loss) per common share:
Income from continuing operations	$0.15	$0.03	$0.08	$0.14
Income (loss) from discontinued operations, net of taxes	0.00	—	(0.03)	(0.01)
Net income	$0.15	$0.03	$0.05	$0.13

Weighted average common shares outstanding
Basic	69.7	59.3	67.7	53.4
Diluted	75.8	76.8	75.8	73.3

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Wireless Facilities, Inc.

Adjusted Net Income from Continuing Operations Excluding Charges for Contractual Issues,
Contingent Acquisition Consideration, Restatement Related Expenses and Asset Impairment Charges

(Unaudited)

(in millions, except per share data)

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004

Net income in accordance with GAAP	$11.3	$4.0
Less: Benefit for income taxes	(4.0)	(1.7)
Add: Cost of revenues related to contractual issues	—	9.8
Add: Contingent acquisition consideration and restatement fees	—	13.9
Add: Asset impairment included in other income (expense)	—	3.1
Less: (Income) loss from discontinued operations	(0.2)	2.4
Adjusted income from continuing operations before income taxes	7.1	31.5
Adjusted tax provision	1.3	6.0
Adjusted net income from continuing operations	$5.8	$25.5

Basic earnings per common share:
Adjusted net income from continuing operations	$0.08	$0.38

Diluted earnings per common share:
Adjusted net income from continuing operations	$0.08	$0.34

Weighted average common shares outstanding
Basic	69.7	67.7
Diluted	75.8	75.8

The above adjusted amounts reflect the elimination of costs related to contractual issues and obligations for which there was an increase in the estimated costs on certain contracts, the charge for the earn-out consideration related to certain acquisitions made by the Company in 2003, certain general and administrative professional fees incurred related to the restatement, discontinued operations, and the elimination of an asset impairment charge of $3.1 million.  The adjusted tax provision above reflects the tax provision that the Company expected to incur excluding the impact of these adjustment items.

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